Exhibit 99.1

Ameritrans Announces Appointment of New Director

NEW YORK, Dec 07, 2009 (BUSINESS WIRE) -- Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) (the "Company") today announced that its Board of Directors has increased the size of Ameritrans' Board of Directors to ten members and has elected Elliott Singer to serve as a new director to fill the vacancy created by the increase in Board members until the next annual meeting of stockholders. The election of Mr. Singer has increased the number of independent Directors to six members.

Commenting on the appointment of Mr. Singer, Ameritrans CEO Michael Feinsod said, "We would like to welcome Elliott to Ameritrans' Board and believe that the Company will benefit greatly from Elliott's wealth of past public company experience. The Board and senior management look forward to working with Elliott as we continue to build our Company and strengthen our business."

Elliott H. Singer is a Managing Director of FairView Advisors, a financial services firm that he founded in September 2001. Mr. Singer founded and served as the Chief Executive Officer of A+ Network (formerly A+ Communications), which was acquired by Metrocall in 1996. Mr. Singer is a member of the Board of Directors of Neurologix (NASDAQ: NRGX) and numerous privately held companies. Mr. Singer holds a B.A. from Tulane University and an MBA from the Leonard R. Stern School of Business at NYU.

The Company also announced today that Ellen Walker has informed the Board that she will not seek reelection upon expiration of her term at the next annual meeting of stockholders, currently contemplated to take place in January 2010. Accordingly, the Board intends to reconstitute the number of members of the Board to its prior size of nine following the next annual meeting of stockholders.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.